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                                                                     EXHIBIT 4.1

                               AMENDMENT NO. 1 TO
                       PREFERRED SHARES RIGHTS AGREEMENT

     This Amendment No. 1 to Preferred Shares Rights Agreement (this "Amendment") is between VidaMed, Inc., a Delaware corporation (the "Company"), and American Securities Transfer & Trust, Inc. (the "Rights Agent"), effective as of January 3, 2000.

     A. The Company and the Rights Agent have entered into a Preferred Shares Rights Agreement, dated as of January 27, 1997 (the "Rights Agreement"). Capitalized terms used and not otherwise defined herein will have the meaning given in the Rights Agreement.

     B. Section 27 of the Rights Agreement provides that, prior to the Distribution Date, the Company may amend the Rights Agreement, including the definition of an Acquiring Person as set forth in Section 1(a) thereof, and that, upon any such amendment, the Rights Agent shall amend the Rights Agreement as the Company directs.

     C. The Company desires, and hereby directs the Rights Agent, to amend the definition of an Acquiring Person, and the Rights Agent agrees to such amendment, on the terms and conditions hereof.

     NOW, THEREFORE, the Company and the Rights Agent agree as follows:

1.   Representations and Warranties.  The Company represents and warrants to the
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     Rights Agent that:

     (a) to the best knowledge of the Company, the Distribution Date has not occurred prior to the effective date hereof; and

     (b) this Amendment is authorized pursuant to the requirements of Section 27 of the Rights Agreement.

2.   Amendment of Section 1(a).  Section 1(a) of the Rights Agreement is hereby
     -------------------------
     amended by deleting Section 1(a) in its entirety and substituting the following therefor:

          (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares then outstanding (the "Acquiring Person Triggering Amount"), but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to the Acquiring Person Triggering Amount; provided, however, that if a Person shall become the Beneficial Owner of the Acquiring Person Triggering Amount by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the
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     Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own the Acquiring Person Triggering Amount. Notwithstanding the foregoing, (i) if a majority of the Continuing Directors then in office determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the provisions of this paragraph
     (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 20% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of the Acquiring Person Trigger Amount. For purposes of this definition of "Acquiring Person", the Acquiring Person Trigger Amount for Medtronic Asset Management, Inc. or any of its Affiliates or Associates (collectively, the "Medtronic Group") shall be 25.0% or more of the Common Shares then outstanding (the "Medtronic Trigger Amount") which shall be applicable if any member of the Medtronic Group has, or, together with any Affiliates and Associates of Medtronic, shall be the Beneficial Owner of, such Medtronic Trigger Amount.

3.   No Other Changes.  Except as specifically amended by this Amendment, all
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     other provisions of the Rights Agreement shall remain in full force and effect. This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Rights Agreement by any party hereto.

4.   Counterparts.  This Amendment may be executed in one or more counterparts,
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     each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
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     The Company and the Rights Agent have caused this Amendment to be duly executed on their behalf by their respective duly authorized representatives as of the date first written above.





VIDAMED, INC.                         AMERICAN SECURITIES TRANSFER &
                                      TRUST, INC.

By: /s/ Randy D. Lindholm             By: /s/   Laura Sasneros
    -------------------------            ------------------------------------
Its: President & CEO                  Its:      Vice President Trust Officer
     ------------------------              -----------------------------------

                                      AMERICAN SECURITIES TRANSFER &
                                      TRUST, INC.

                                      By: /s/   Kellie Gwinn
                                          ----------------------------------
                                      Its:__________________________________